Exhibit 99.1

REAL INDUSTRY REPORTS FISCAL 2016 fourth quarter and year-end RESULTS

Company to host conference call on March 14, 2017, at 1:00 p.m. ET

SHERMAN OAKS, California, March 13, 2017 -- Real Industry, Inc. (NASDAQ: RELY) (“Real Industry” or the “Company”) today reported financial results for its fiscal fourth quarter and year ended December 31, 2016. As a result of the Real Alloy acquisition in February 2015, the Company’s results of operations and any other performance metric for its two reportable segments for fiscal 2016 compare only to approximately 10 months of performance (February 27, 2015 through December 31, 2015) in fiscal 2015.

FY 2016 Summary:

-	Revenues of $1.2 billion, compared to $1.1 billion in fiscal 2015 (10-month period)
-

Net loss of $102.6 million and net loss available to common stockholders of $105.9 million, significantly attributable to a one-time noncash $61.8 million goodwill impairment charge in Real Alloy North America (“RANA”)

-	Segment Adjusted EBITDA of $67.9 million, compared to $70.3 million in fiscal 2015 (10-month period)
-	Liquidity remains solid at $85.9 million at year-end
-	Strategic bolt-on acquisition of Beck Aluminum integrated and right-sized for profitability in 2017
-

Invested in our corporate mergers and acquisitions team, while accounting and finance functions have been streamlined and integrated with our Real Alloy staff, resulting in improved efficiency and a reduction in ongoing operating costs

Fourth Quarter 2016 Operating and Financial Highlights:

-	Revenues were $304.5 million, compared to $300.5 million in the prior-year period and $314.9 million sequentially from the fiscal 2016 third quarter
-	Net loss of $80.6 million and net loss available to common stockholders of $81.2 million were primarily driven by the goodwill impairment charge
-	Segment Adjusted EBITDA was $11.8 million, down from $17.1 million in the prior-year period and $16.9 million sequentially from the fiscal 2016 third quarter, driven by weaker results in RANA

2017 Outlook:

-

LME and aluminum alloy prices have risen considerably in the early part of 2017 from fiscal 2016 third quarter and fourth quarter prices, which directionally serve as a positive indicator for our Real Alloy business

-	Expect invoiced volumes in 2017 to be stable to slightly positive year over year

Management Commentary

Mr. Kyle Ross, President, Interim Chief Executive Officer and Chief Investment Officer of Real Industry, stated, “2016 was a year in which Real Alloy navigated a challenging market environment by leveraging its leading size, diversified operations, productivity focus and liquidity position. We have responded proactively to these difficult market conditions, and we feel well-positioned to benefit from the expected market recovery in 2017. During the year, our Real Alloy Europe (“RAEU”) segment delivered consistent performance, including the highest Segment Adjusted EBITDA in five years. RAEU is already off to a strong start in 2017, and market conditions are indicating another solid year ahead. Furthermore, we believe our recent multi-million dollar investment in our Norwegian operation has positioned that part of the business for a successful long-term future. In RANA the metal price environment created challenges that our productivity initiatives and flexible cost structure were unable to fully offset. As previously reported, primary aluminum prices caused some customers to substitute away from secondary alloys, leading to reductions in our tolling business in 2016, and the scrap spread environment continued to tighten throughout the second half of the year, ultimately resulting in the lowest Segment Adjusted EBITDA for RANA over a six-month period since 2009. This lower performance resulted in the goodwill impairment charge we incurred

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in the fourth quarter. LME and aluminum alloy prices have risen considerably in the early part of 2017, which directionally is very positive for both RANA and RAEU. While this improved pricing environment is not expected to significantly impact RANA’s financial performance in the first quarter of 2017, due to the structure of our commercial arrangements, we are optimistic that the higher metal prices and normal seasonal increases in scrap flow will result in improved scrap spreads and Segment Adjusted EBITDA in the second quarter and beyond.”

FY 2016 Financial Results

Real Industry reported revenues of $1.2 billion in the year ended December 31, 2016, driven by the Company’s Real Alloy business, which invoiced 1.2 million metric tonnes in 2016. This compares to $1.1 billion in revenues on over 1 million metric tonnes invoiced in fiscal 2015 (approximately 10 months of operation). For 2016, Real Industry reported a net loss of $102.6 million and net loss available to common stockholders of $105.9 million, or a loss of $3.68 per basic and diluted share, which includes a one-time, noncash $61.8 million goodwill impairment charge at RANA that represents $2.15 of the per share loss. Other factors contributing to the increased net loss over the prior period are described below.

In 2016, Real Alloy experienced a decline in financial performance driven by lower volume and tighter scrap spreads in its RANA segment, while its RAEU segment delivered consistent performance from a Segment Adjusted EBITDA perspective as improved mix and higher margins offset lower volumes on a comparable 12-month basis.

In RANA, the year-over-year volume decline was primarily due to wrought alloy tolling customers electing to purchase prime aluminum rather than using as much secondary alloys as in the prior period. This reduction in tolling volume was partially offset by increased buy/sell volumes due to commercial sales efforts.  RAEU also experienced a reduction in volume year-over-year due to similar substitution of primary aluminum by certain customers and operational downtime from customers taking longer holiday shutdowns. However, both segments experienced very different scrap spread environments in 2016, which supports the value of maintaining diverse operations. RANA was negatively impacted by pricing pressure on its sales prices from imported material due to the strong dollar while demand for scrap remained high, compressing margins, whereas RAEU benefitted from a favorable product mix and a consistent flow of scrap at stable margins throughout the year.

In this difficult environment, RANA achieved significant productivity gains in 2016, including reduced SG&A expenses and a series of plant-level cost reductions. These positive actions were unable to fully offset the lower volumes and tighter scrap spreads resulting in RANA’s lowest Segment Adjusted EBITDA over a six-month period (Q3 and Q4) since 2009. In contrast, RAEU delivered its highest Segment Adjusted EBITDA in five years.

In the aggregate, Real Alloy generated Segment Adjusted EBITDA of $67.9 million in 2016, compared to $70.3 million in fiscal 2015 (approximately 10 months of operation). RANA’s Segment Adjusted EBITDA was $44.0 million in 2016, compared to $49.0 million in fiscal 2015 (10 months), while Segment Adjusted EBITDA per tonne decreased from $73 to $56. RAEU’s Segment Adjusted EBITDA was $23.9 million in 2016, compared to $21.3 million in the prior year (10 months) and its Segment Adjusted EBITDA per tonne was flat at $64.

Largely as a result of RANA’s Segment Adjusted EBITDA in 2016 being more than 20% lower than the period prior to the Real Alloy Acquisition, the annual goodwill impairment analysis resulted in a $61.8 million noncash charge in the fourth quarter.

Fourth Quarter 2016 Consolidated Financial Results

Real Industry reported revenues of $304.5 million in the fourth quarter of 2016, which was driven by Real Alloy’s aggregate 278,900 metric tonnes invoiced. This compares to $300.5 million in revenues on an

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aggregate 291,300 metric tonnes invoiced in the fourth quarter of 2015. Real Industry reported net loss of $80.6 million and net loss available to common stockholders of $81.2 million in the quarter ended December 31, 2016, or a loss of $2.84 per basic and diluted share.

During the period, RANA reported revenues of $207.3 million on 194,300 tonnes invoiced. The mix between buy/sell and tolling arrangements was 52% and 48%, respectively. Compared to the prior-year period, total volume was lower by 1%, but revenues were higher by 9% driven primarily by a 7% shift in mix from tolling to buy/sell volume, which contributes substantially more revenue per tonne than tolling arrangements, as the metal value is included in sales. The fourth quarter of 2016 included incremental buy/sell volume from the Beck Aluminum acquisition. The reduction in tolling volume described previously drove an overall reduction in volume from the prior period. Compared to the prior sequential quarter, revenues were 3% higher, similarly driven by increased buy/sell volumes due to commercial sales efforts and the Beck Aluminum acquisition, even though aggregate volume was slightly lower during the period attributable to typical seasonality of the business, particularly the holidays.

RAEU reported revenues of $97.1 million on 84,600 tonnes invoiced in the fourth quarter. The mix between buy/sell and tolling arrangements was 46% and 54%, respectively. Compared to the prior-year period, total volume was lower by 11%, and revenues were lower by 12%. The reduction in volume was largely due to customers taking more holiday shutdown time in 2016, which also drove the lower revenues. Compared to the prior sequential quarter, revenues were lower by 15% driven largely by a 12% reduction in volume due to normal seasonality of the business.

In the aggregate, Real Alloy generated Segment Adjusted EBITDA of $11.8 million in the fourth quarter of 2016, compared to $17.1 million in the prior-year period. The majority of the decrease was driven by RANA as its Segment Adjusted EBITDA was $7.5 million in the fourth quarter, compared to $12.7 million in the prior-year period. Segment Adjusted EBITDA per tonne decreased from $65 to $39. Lower SG&A expenses and increased productivity results year-over-year did not fully offset the drop in volume and compressed margins. RAEU’s Segment Adjusted EBITDA was $4.3 million in the fourth quarter, compared to $4.4 million in the prior-year period as Segment Adjusted EBITDA per tonne increased from $47 to $51.

Real Alloy reduced its SG&A expenses by $1.0 million in the fourth quarter compared to the prior-year period. Capital expenditures in the fourth quarter were higher in both segments due to the investment in Norway mentioned above and incremental plant improvements in North America. For the year, total capital expenditures were in line with prior guidance.

Outside of the Company’s segments, corporate operating costs, which primarily represent SG&A expenses, were $3.1 million in the fourth quarter of 2016 and $3.4 million in the prior-year period. In addition, Real Industry accrued $0.4 million in severance and restructuring costs associated with its decision to exit Cosmedicine and transition a number of corporate functions from Sherman Oaks to Real Alloy’s headquarters in Ohio.

Management Outlook

Mr. Ross continued, “Although 2016 results at RANA were below management’s plans, we continue to see strong customer activity due to continued growth in the utilization of aluminum across our end-markets and we anticipate business volumes in 2017 will be stable to slightly positive year-over-year given the impact of ongoing commercial efforts and the contributions from the Beck Aluminum acquisition. We remain focused on maintaining lean operations and striving for continuous improvement as we stay in close contact with our customers and keep an eye on these market trends. In 2017, we will continue to devote resources to opportunities that we anticipate will increase the value of our investment in Real Alloy through productivity efforts, organic growth and prudent capital allocation including further potential bolt-on activity. But Real Alloy is only a piece of Real Industry’s future. Our strong M&A team at corporate is focused on executing a more targeted M&A strategy to create a more diversified business generating sustainable profits. As a business buyer, our platform is unique, and we expect to use that to our advantage. Through

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a disciplined approach to structure and value, our acquisition strategy should begin to unlock the value of our $916 million U.S. federal NOL to the benefit of our stockholders.”

Balance Sheet and Liquidity

As of December 31, 2016, Real Industry’s cash and cash equivalents were $27.2 million, total debt was $356.5 million, and stockholders’ equity was $34.5 million. The Company’s total liquidity was $85.9 million as of December 31, 2016, of which $76.0 million relates to Real Alloy.

Conference Call and Webcast Information

The Company will host a conference call at 1:00 p.m. ET on Tuesday, March 14, 2017, during which management will discuss the results of operations for the fourth quarter and year ended December 31, 2016.

The dial-in numbers are:

(877) 407-9163 (Toll-free U.S. & Canada)

(412) 902-0043 (International)

Participants may also access the live call via webcast at http://realindustryinc.equisolvewebcast.com/q4-2016. The webcast will be archived and accessible for approximately 30 days. A replay will be available shortly after the call in the investor relations section of the Company’s website, www.realindustryinc.com, and will remain available for 90 days.

About Real Industry, Inc.

Real Industry is a North America-based holding company seeking to take significant ownership stakes in well-managed and consistently profitable businesses concentrated primarily in the U.S. industrial and commercial marketplace. Real Industry has significant capital resources, and U.S. federal net operating loss tax carryforwards of $916 million. For more information about Real Industry, visit its corporate website at www.realindustryinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the Company’s and its subsidiaries’ businesses and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about: our financial results, including for the fiscal year and fourth quarter of 2016, as well as our expectations for future financial trends and performance of our business and our strategy in future periods including during fiscal 2017; our ability to take advantage of opportunities to acquire assets with tremendous upside; the expected benefits to the Company of the integration of Beck Aluminum Alloys into Real Alloy; future opportunistic investments; our evaluation of other potential M&A opportunities; our long-term outlook; our preparation for future market conditions; and any statements or assumptions underlying any of the foregoing. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, changes in domestic and international demand for recycled aluminum; the cyclical nature and general health of the aluminum industry and related industries; commodity and scrap price fluctuations and our ability to enter into effective commodity derivatives or arrangements to effectively manage our exposure to such commodity price fluctuations; inventory risks, commodity price risks, and energy risks associated with Real Alloy’s buy/sell business model; our ability to service, and the high leverage associated with, our indebtedness, and compliance with the terms of the indebtedness, including the restrictive covenants that

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constrain the operation of our business and the businesses of our subsidiaries; our ability to successfully identify, acquire and integrate additional companies and businesses that perform and meet expectations after completion of such acquisitions; our ability to achieve future profitability; our ability to control operating costs and other expenses; that general economic conditions may be worse than expected; that competition may increase significantly; changes in laws or government regulations or policies affecting our current business operations and/or our legacy businesses, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Real Industry, Inc.’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 13, 2017, and similar disclosures in subsequent reports filed with the SEC, which are available on our website at www.realindustryinc.com and on the SEC website at https://www.sec.gov.

Contact

Real Industry, Inc.

Jeff Crusinberry, Senior Vice President and Treasurer

(805) 435-1255

investor.relations@realindustryinc.com

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Real Industry, Inc.
Audited Consolidated Balance Sheets
	December 31,
(In millions)	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$27.2	$35.7
Trade accounts receivable, net	88.4	77.2
Financing receivable	28.4	32.7
Inventories	118.2	101.2
Prepaid expenses, supplies and other current assets	24.6	24.7
Current assets of discontinued operations	—	0.3
Total current assets	286.8	271.8
Property, plant and equipment, net	289.2	301.5
Equity method investment	5.0	—
Identifiable intangible assets, net	12.5	15.1
Goodwill	42.2	104.3
Other noncurrent assets	9.8	8.2
TOTAL ASSETS	$645.5	$700.9
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	115.8	100.9
Accrued liabilities	46.4	51.8
Long-term debt due within one year	2.3	2.3
Current liabilities of discontinued operations	—	0.1
Total current liabilities	164.5	155.1
Accrued pension benefits	42.0	38.0
Environmental liabilities	11.6	11.7
Long-term debt, net	354.2	312.1
Common stock warrant liability	4.4	6.9
Deferred income taxes	2.5	6.7
Other noncurrent liabilities	6.9	5.4
Noncurrent liabilities of discontinued operations	—	0.7
TOTAL LIABILITIES	586.1	536.6
Redeemable Preferred Stock	24.9	21.9
Stockholders’ equity:
Preferred stock	—	—
Additional paid-in capital	546.7	546.0
Accumulated deficit	(506.2)	(403.3)
Treasury stock	—	(0.1)
Accumulated other comprehensive loss	(7.1)	(1.0)
Total stockholders’ equity—Real Industry, Inc.	33.4	141.6
Noncontrolling interest	1.1	0.8
TOTAL STOCKHOLDERS’ EQUITY	34.5	142.4
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$645.5	$700.9

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Real Industry, Inc.
Consolidated Statements of Operations
	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2016 (Unaudited)	2015 (Unaudited)	2016 (Audited)	2015 (Audited)
Revenues	$304.5	$300.5	$1,249.7	$1,145.6
Cost of sales	293.3	277.1	1,183.0	1,070.7
Gross profit	11.2	23.4	66.7	74.9
Selling, general and administrative expenses	14.9	16.2	61.0	56.0
Losses (gains) on derivative financial instruments, net	(0.3)	1.2	0.2	4.2
Amortization of identifiable intangible assets	0.6	1.4	2.4	2.0
Goodwill impairment	61.8	—	61.8	—
Other operating expense, net	1.4	1.8	6.0	2.5
Operating profit (loss)	(67.2)	2.8	(64.7)	10.2
Nonoperating expense (income):
Interest expense (income), net	9.8	8.3	37.3	34.9
Change in fair value of common stock warrant liability	0.2	(0.7)	(2.4)	1.5
Acquisition-related costs and expenses	1.0	—	1.0	14.8
Loss from equity method investment	1.1	—	1.1	—
Foreign exchange losses on intercompany loans	3.4	1.3	2.4	1.3
Other, net	(0.6)	(1.2)	(0.3)	(1.5)
Total nonoperating expense, net	14.9	7.7	39.1	51.0
Loss from continuing operations before income taxes	(82.1)	(4.9)	(103.8)	(40.8)
Income tax benefit	(1.0)	(2.4)	(0.6)	(9.1)
Loss from continuing operations	(81.1)	(2.5)	(103.2)	(31.7)
Earnings (loss) from discontinued operations, net of income taxes	0.5	(1.6)	0.6	24.9
Net loss	(80.6)	(4.1)	(102.6)	(6.8)
Earnings (loss) from continuing operations attributable to noncontrolling interest	(0.2)	(0.2)	0.3	0.1
Net loss attributable to Real Industry, Inc.	$(80.4)	$(3.9)	$(102.9)	$(6.9)
LOSS PER SHARE
Net loss attributable to Real Industry, Inc.	$(80.4)	$(3.9)	$(102.9)	$(6.9)
Dividends on Redeemable Preferred Stock, in-kind	(0.6)	(0.5)	(2.0)	(1.5)
Accretion of fair value adjustment to Redeemable Preferred Stock	(0.2)	(0.2)	(1.0)	(0.8)
Net loss available to common stockholders	$(81.2)	$(4.6)	$(105.9)	$(9.2)
Basic and diluted loss per share:
Continuing operations	$(2.84)	$(0.16)	$(3.68)	$(0.35)
Discontinued operations	—	—	—	—
Basic and diluted loss per share	$(2.84)	$(0.16)	$(3.68)	$(0.35)

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Real Industry, Inc.
Unaudited Segment Information Any differences between combined segment information and consolidated information are attributable to Corporate and Other.
	Three Months Ended December 31,
(Dollars in millions, except per tonne information,	2016		2015
tonnes in thousands)	RANA	RAEU	RANA	RAEU
Metric tonnes invoiced:
Tolling arrangements	94.0	45.5	109.5	52.1
Buy/sell arrangements	100.3	39.1	87.2	42.5
Total metric tonnes invoiced	194.3	84.6	196.7	94.6
Segment revenues	$207.3	$97.1	$189.7	$110.9
Segment cost of sales	201.4	91.8	176.0	99.0
Segment gross profit	$5.9	$5.3	$13.7	$11.9

Segment selling, general and administrative expenses	$7.0	$4.8	$8.4	$4.4
Segment depreciation and amortization	$8.6	$3.4	$9.1	$(0.8)
Segment capital expenditures	$6.3	$5.9	$3.5	$3.9
Segment Adjusted EBITDA	$7.5	$4.3	$12.7	$4.4
Segment Adjusted EBITDA per metric tonne invoiced	$39	$51	$65	$47

	Year Ended December 31,
(Dollars in millions, except per tonne information,	2016		2015
tonnes in thousands)	RANA	RAEU	RANA	RAEU
Metric tonnes invoiced:
Tolling arrangements	392.7	199.0	375.4	176.1
Buy/sell arrangements	392.8	171.9	299.9	155.6
Total metric tonnes invoiced	785.5	370.9	675.3	331.7
Segment revenues	$821.0	$428.6	$711.4	$434.2
Segment cost of sales	777.0	405.8	663.6	407.1
Segment gross profit	$44.0	$22.8	$47.8	$27.1

Segment selling, general and administrative expenses	$28.8	$16.7	$27.3	$14.8
Segment depreciation and amortization	$32.2	$16.3	$26.1	$6.4
Segment capital expenditures	$17.8	$13.0	$19.4	$6.6
Segment Adjusted EBITDA	$44.0	$23.9	$49.0	$21.3
Segment Adjusted EBITDA per metric tonne invoiced	$56	$64	$73	$64

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NON-GAAP FINANCIAL MEASURES

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the balance sheets, statements of operations, or statements of cash flows; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented. We report our financial results in accordance with GAAP; however, our management believes that certain non-GAAP performance measures, which we use in managing our businesses, may provide investors with additional meaningful comparisons between current results and results in prior periods. Segment Adjusted EBITDA (defined below) is an example of a non-GAAP financial measure that we believe provides investors and other users of our financial information with useful information.

Our chief operating decision maker and management use several measures of performance for our reportable segments, including earnings before interest, taxes, depreciation and amortization and excludes certain other items (“Segment Adjusted EBITDA”). We use Segment Adjusted EBITDA as our primary financial performance metric and believe this measure provides additional information commonly used by holders of our common stock, as well as the holders of the Senior Secured Notes and parties to the Asset-Based Facility with respect to the ongoing performance of our underlying business activities.

Our Segment Adjusted EBITDA calculations represent segment earnings (loss) before interest, taxes, depreciation and amortization, unrealized gains and losses on derivative financial instruments, charges and expenses related to acquisitions, and certain other gains and losses. Segment Adjusted EBITDA as we use it may not be comparable to similarly titled measures used by other companies. We calculate Segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance and certain other items. Readers are encouraged to evaluate each adjustment shown in the reconciliation and the reasons we consider it appropriate for supplemental analysis, however, Segment Adjusted EBITDA is not a financial measurement calculated and presented in accordance with GAAP. When analyzing our operating performance, we encourage investors to use Segment Adjusted EBITDA in addition to, and not as an alternative for, net earnings (loss) derived in accordance with GAAP. Segment Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

These limitations include, but are not limited to:

•	Does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Does not reflect changes in, or cash requirements for, working capital needs;
•	Does not reflect interest expense or cash requirements necessary to service interest and/or principal payments under the Senior Secured Notes or Asset-Based Facility;
•	Does not reflect certain tax payments that may represent a reduction in cash available to us;
•	Does not reflect the operating results of Corporate and Other; and
•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized may have to be replaced in the future, and Segment Adjusted EBITDA does not reflect cash requirements for such replacements.

Other companies, including companies in our industry, may calculate Segment Adjusted EBITDA differently and the degree of the usefulness of Segment Adjusted EBITDA as a comparative measure correspondingly decreases as the number of differences in its computation increases.

In addition, in evaluating Segment Adjusted EBITDA it should be noted that in the future we may incur expenses similar to the adjustments in the below presentation. Our presentation of Segment Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

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The table below provides a reconciliation of Segment Adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP, net loss, for the three months and years ended December 31, 2016 and 2015:

Real Industry, Inc.
Unaudited Reconciliation of Segment Adjusted EBITDA to Net Loss

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2016	2015	2016	2015
Segment Adjusted EBITDA	$11.8	$17.1	$67.9	$70.3
Unrealized gains (losses) on derivative financial instruments	0.1	—	1.0	(0.8)
Segment depreciation and amortization	(11.9)	(8.3)	(48.5)	(32.5)
Amortization of inventories and supplies purchase accounting adjustments	(0.2)	(0.7)	(1.1)	(9.2)
Corporate and Other selling, general and administrative expenses	(3.1)	(3.4)	(15.5)	(13.9)
Goodwill impairment	(61.8)	—	(61.8)	—
Other, net	(2.1)	(1.5)	(6.7)	(3.7)
Operating profit (loss)	(67.2)	3.2	(64.7)	10.2
Interest expense, net	(9.8)	(8.3)	(37.3)	(34.9)
Change in fair value of common stock warrant liability	(0.2)	0.7	2.4	(1.5)
Acquisition-related costs and expenses	(1.0)	—	(1.0)	(14.8)
Foreign exchange losses on intercompany loans	(3.4)	(1.3)	(2.4)	(1.3)
Loss from equity method investment	(1.1)	—	(1.1)	—
Other nonoperating income, net	0.6	0.8	0.3	1.5
Income tax benefit	1.0	2.4	0.6	9.1
Earnings (loss) from discontinued operations, net of income taxes	0.5	(1.6)	0.6	24.9
Net loss	$(80.6)	$(4.1)	$(102.6)	$(6.8)